Exhibit 5.1

Perkins Coie LLP 1201 Third Avenue Suite 4900 Seattle, WA 98101-3099 T: +1.206.359.8000 F: +1.206.359.9000 PerkinsCoie.com

September 6, 2024

Interstate Power and Light Company
Alliant Energy Tower
Cedar Rapids, Iowa 52401

Re:	4.950% Senior Debentures due 2034
5.450% Senior Debentures due 2054
Registration Statement on Form S-3
Registration No. 333-276062-01
Ladies and Gentlemen:
We have acted as counsel to Interstate Power and Light Company, an Iowa corporation (the “Company”), in connection with the issuance and sale by the Company of (i) $350,000,000 aggregate principal amount of the Company’s 4.950% Senior Debentures due 2034 (the “2034 Debentures”) and (ii) $300,000,000 aggregate principal amount of the Company’s 5.450% Senior Debentures due 2054 (together with the 2034 Debentures, the “Debentures”) in each case, to be issued pursuant to an indenture dated as of August 20, 2003 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”), and the related Officer’s Certificate (the “Officer’s Certificate”) to be dated as of September 6, 2024, which will establish and set forth certain terms and conditions of the Debentures, and subject to the terms and conditions of the Underwriting Agreement dated September 4, 2024 by and between the Company and Barclays Capital Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, and MUFG Securities Americas Inc., as representatives (the “Underwriting Agreement”). The Debentures are being offered and sold under a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 15, 2023 (File No. 333-276062-01) (the “Registration Statement”), including a base prospectus dated December 15, 2023 (the “Base Prospectus”), and a prospectus supplement dated September 4, 2024 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) filed with the Commission pursuant to Rule 424(b) under the Securities Act.
In such capacity, we have examined: (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the Prospectus; (iv) the form of the Officer’s Certificate; (v) the form of the Debentures; (vi) certain resolutions of the Company’s Board of Directors; (vii) the Indenture; (viii) the Company’s Amended and Restated Articles of Incorporation, as currently in effect; (ix) the Company’s Amended and Restated Bylaws, as currently in effect; and (x) such other documents, records and instruments as we have deemed necessary or advisable for purposes of this opinion (such items, collectively, the “Transaction Documents”). In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the original documents of all documents submitted to us as copies, and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) information provided in the Transaction Documents. We have not independently verified the facts so relied on. We have assumed that the Indenture has been duly authorized, executed and delivered by the predecessor to the Trustee, that the Company is validly existing and has the power to enter into the Indenture and the Debentures, and that the Indenture and Debentures have been duly authorized, executed, and delivered by the Company.

Interstate Power and Light Company
September 6, 2024

Based upon and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Debentures, when executed, issued, delivered and authenticated in accordance with the terms of the Indenture, the Officer’s Certificate and the Underwriting Agreement against the receipt of requisite consideration therefor provided for therein, will constitute legal, valid and binding obligations of the Company, subject to and limited by the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally and rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to or after the date hereof or considered in a proceeding in equity or at law.
Our opinions are as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.
We express no opinion concerning any laws other than the laws in their current forms of the State of New York and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed September 6, 2024. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the related rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Perkins Coie LLP